                                          Annex A--Agreement and Plan of Merger

                              Amended and Restated

                               AGREEMENT AND PLAN
                                   OF MERGER

                                 by and between

                            DOMINION RESOURCES, INC.

                                      and

                        CONSOLIDATED NATURAL GAS COMPANY

                         Dated as of May 11, 1999

                                        Annex A--Agreement and Plan of Merger

                               TABLE OF CONTENTS

                                                                       Page A-
                                                                       -------

                                   ARTICLE I

 The Merger...........................................................     1
 Section I.1   The Mergers...........................................      1
 Section I.2   Alternative Merger....................................      2
 Section I.3   Effective Time of the Mergers.........................      2
 Section I.4   Effects of Merger.....................................      2

                                   ARTICLE II

 Treatment of Shares..................................................     3
 Section II.1  Effect on the Capital Stock of DRI....................      3
 Section II.2  Effect on Capital Stock of CNG of the Second Merger...      4
 Section II.3  Exchange of Certificates..............................      7
 Section II.4  Dissenting Shares.....................................      9

                                  ARTICLE III

 The Closing..........................................................    10
 Section III.1 Closing...............................................     10

                                   ARTICLE IV

 Representations and Warranties of DRI................................    10
 Section IV.1  Organization and Qualification........................     10
 Section IV.2  Subsidiaries..........................................     10
 Section IV.3  Capitalization........................................     11
               Authority; Non-Contravention; Statutory Approvals;
 Section IV.4   Compliance...........................................     11
 Section IV.5  Reports and Financial Statements......................     12
 Section IV.6  Absence of Certain Changes or Events..................     12
 Section IV.7  Registration Statement and Proxy Statement............     13
 Section IV.8  Employee Matters; ERISA...............................     13
 Section IV.9  Regulation as a Utility...............................     13
 Section IV.10 Vote Required.........................................     14
 Section IV.11 [intentionally omitted]...............................     14
 Section IV.12 Opinion of Financial Advisor..........................     14
 Section IV.13 Ownership of CNG Common Stock.........................     14
 Section IV.14 Anti-Takeover Provisions..............................     14
 Section IV.15 Nuclear Operations....................................     14
 Section IV.16 NRC Actions...........................................     14
 Section IV.17 Environmental Protection..............................     14
 Section IV.18 Trading Position Risk Management......................     15
 Section IV.19 Litigation............................................     15
 Section IV.20 Dividends.............................................     15
 Section IV.21 Merger Subs...........................................     15

                                   ARTICLE V

 Representations and Warranties of CNG................................    15
 Section V.1   Organization and Qualification........................     15
 Section V.2   Subsidiaries..........................................     15
 Section V.3   Capitalization........................................     16

                                       i
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 Annex A--Agreement and Plan of Merger

                                                                       Page A-
                                                                       -------
 Section V.4   Authority; Non-Contravention; Statutory Approvals;
                Compliance...........................................     16
 Section V.5   Reports and Financial Statements......................     17
 Section V.6   Absence of Certain Changes or Events..................     17
 Section V.7   Registration Statement and Proxy Statement............     17
 Section V.8   Employee Matters; ERISA...............................     18
 Section V.9   Regulation as a Utility...............................     18
 Section V.10  Vote Required.........................................     18
 Section V.11  [intentionally omitted]...............................     18
 Section V.12  Opinion of Financial Advisor..........................     18
 Section V.13  Ownership of DRI Common Stock.........................     18
 Section V.14  CNG Rights Agreement..................................     18
 Section V.15  Anti-Takeover Provisions..............................     19
 Section V.16  Environmental Protection..............................     19
 Section V.17  Trading Position Risk Management......................     19
 Section V.18  Litigation............................................     19
 Section V.19  Rejection of Columbia Proposal........................     19

                                   ARTICLE VI

 Conduct of Business Pending the Mergers..............................    19
 Section VI.1  Ordinary Course of Business...........................     20
 Section VI.2  Dividends.............................................     20
 Section VI.3  Issuance of Securities................................     20
 Section VI.4  Charter Documents.....................................     20
 Section VI.5  Acquisitions..........................................     20
 Section VI.6  No Dispositions.......................................     21
 Section VI.7  Indebtedness..........................................     21
 Section VI.8  Capital Expenditures..................................     21
 Section VI.9  Compensation, Benefits................................     21
 Section VI.10 1935 Act..............................................     22
 Section VI.11 Accounting............................................     22
 Section VI.12 [intentionally omitted]...............................     22
 Section VI.13 Tax-Free Status.......................................     22
 Section VI.14 Discharge of Liabilities..............................     22
 Section VI.15 Cooperation, Notification.............................     22
 Section VI.16 Rate Matters..........................................     22
 Section VI.17 Third-Party Consents..................................     22
 Section VI.18 No Breach, Etc........................................     23
 Section VI.19 Tax-Exempt Status.....................................     23
 Section VI.20 Transition Management.................................     23
 Section VI.21 Insurance.............................................     23
 Section VI.22 Permits...............................................     23

                                  ARTICLE VII

 Additional Agreements................................................    23
 Section VII.1 Access to Information.................................     23
 Section VII.2 Joint Proxy Statement and Registration Statement......     23
 Section VII.3 Regulatory Matters....................................     24
 Section VII.4 Shareholder Approvals.................................     24
 Section VII.5 Directors' and Officers' Indemnification..............     25

                                       ii
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                                        Annex A--Agreement and Plan of Merger

                                                                       Page A-
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
 Section VII.6  Disclosure Schedules.................................     26
 Section VII.7  Public Announcements.................................     26
 Section VII.8  Rule 145 Affiliates..................................     26
 Section VII.9  Certain Employee Agreements..........................     26
 Section VII.10 Incentive, Stock and Other Plans.....................     27
 Section VII.11 No Solicitations.....................................     27
 Section VII.12 DRI Board of Directors...............................     28
 Section VII.13 Corporate Offices....................................     28
 Section VII.14 Expenses.............................................     28
 Section VII.15 Community Support....................................     28
 Section VII.16 Further Assurances...................................     28

                                  ARTICLE VIII

 Conditions...........................................................    29
 Section VIII.1 Conditions to Each Party's Obligation to Effect the
                 Mergers.............................................     29
 Section VIII.2 Conditions to Obligation of CNG to Effect the Second
                 Merger..............................................     29
 Section VIII.3 Conditions to Obligation of DRI to Effect the
                 Mergers.............................................     30

                                   ARTICLE IX

 Termination, Amendment and Waiver....................................    30
 Section IX.1   Termination..........................................     30
 Section IX.2   Effect of Termination................................     32
 Section IX.3   Termination Fee; Expenses............................     33
 Section IX.4   Amendment............................................     34
 Section IX.5   Waiver...............................................     34

                                   ARTICLE X

 General Provisions...................................................    34
 Section X.1    Non-Survival of Representations, Warranties,
                 Covenants and Agreements............................     34
 Section X.2    Brokers..............................................     35
 Section X.3    Notices..............................................     35
 Section X.4    Miscellaneous........................................     36
 Section X.5    Interpretation.......................................     36
 Section X.6    Counterparts; Effect.................................     36
 Section X.7    Parties in Interest..................................     36
 Section X.8    Specific Performance.................................     36
 Section X.9    WAIVER OF JURY TRIAL.................................     36

                                          Annex A--Agreement and Plan of Merger

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of May 11, 1999 (this "Agreement"), by and among DOMINION RESOURCES, INC., a corporation organized under the laws of the Commonwealth of Virginia ("DRI") and CONSOLIDATED NATURAL GAS COMPANY, a corporation organized under the laws of the State of Delaware ("CNG").

  WHEREAS, the Board of Directors of DRI has approved this Agreement and the merger of New Sub I (as defined below) with and into DRI, with DRI as the surviving corporation (the "First Merger"), and the Boards of Directors of DRI and CNG have approved this Agreement and the merger of CNG with and into New Sub II (as defined below), with New Sub II as the surviving corporation (the "Second Merger," and together with the First Merger, the "Mergers");

  WHEREAS, the Boards of Directors of DRI and CNG have also approved an alternative "Second Merger" pursuant to which CNG would be merged with and into DRI under certain circumstances as set forth in this Agreement; and

  WHEREAS, for federal income tax purposes, it is intended that the Second Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Section 368 of the Code.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   The Merger

  Section I.1 The Mergers. Subject to the terms and conditions of this
Agreement:

  (a) To effectuate the transactions contemplated herein, upon receipt of any required approvals, DRI shall cause the organization of DRI New Sub I, Inc., a Virginia corporation ("New Sub I") and DRI New Sub II, Inc., a Delaware corporation ("New Sub II"), the incorporation documents and bylaws of which shall be in such forms as shall be determined by DRI and the authorized capital stock of which shall each initially consist of 100 shares of common stock with no par value, which shall be issued to DRI at a price of $1.00 per share. In connection with the organization of New Sub I and New Sub II, as soon as practicable following the creation of the merger subsidiaries, DRI shall: (a) designate the respective directors and officers of New Sub I and New Sub II,
(b) cause the directors and officers of New Sub I and New Sub II to take such steps as may be necessary or appropriate to complete the organization of such Subsidiaries, (c) cause the Agreement to be approved and executed by New Sub I and New Sub II, (d) adopt (as sole shareholder of Subsidiary) the Agreement, and (e) cause each of New Sub I and New Sub II to perform its obligations under the Agreement. Upon the approval and execution of this Agreement by each of New Sub I and New Sub II as described in the preceding sentence, each such merger Subsidiary will become a party to this Agreement.

  (b) At the Effective Time of the First Merger (as defined in Section 1.3), New Sub I will be merged with and into DRI, in accordance with the Virginia Stock Corporation Act ("VSCA"). DRI will be the surviving corporation in the First Merger and will continue its corporate existence under the laws of the State of Virginia. The effects and the consequences of the First Merger are set forth in Section 1.4(a). Throughout this Agreement, the term "DRI" refers to DRI prior to the First Merger or to DRI as the surviving corporation in the First Merger, as the context requires.

  (c) At the Effective Time of the Second Merger (as defined in Section 1.3), CNG will be merged with and into New Sub II in accordance with the Delaware General Corporation Law ("DGCL"). New Sub II will be

 Annex A--Agreement and Plan of Merger

the surviving corporation in the Second Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of CNG in accordance with the DGCL. The effects and the consequences of the Second Merger are set forth in Section 1.4(b).

  Section I.2 Alternative Merger. At the election of DRI, after consultation with CNG, in lieu of the Second Merger described in Section 1.1 and pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time of the Second Merger (as defined in Section 1.3), CNG shall be merged into DRI in accordance with the laws of the Commonwealth of Virginia and the State of Delaware. DRI shall be the surviving corporation in the Merger and shall continue its existence under the laws of the Commonwealth of Virginia and references herein to "Surviving Corporation" shall be deemed to refer to DRI. The effects and consequences of the Merger shall be as set forth in this Agreement and in Section 13.1-721 of the VSCA.

  Section I.3 Effective Time of the Mergers. On the Closing Date (as defined in
Section 3.1) (a) articles of merger complying with the requirements of the relevant provisions of the VCSA shall be executed and filed with the Clerk of the State Corporation Commission of the State of Virginia with respect to the First Merger and (b) a certificate of merger complying with the requirements of the relevant provisions of the DGCL shall be executed and filed with the Secretary of State of the State of Delaware with respect to the Second Merger. The First Merger shall become effective upon issuance of the certificate of merger relating thereto or upon such later time as is agreed upon by the parties and specified in such articles of merger (the "Effective Time of the First Merger"). The Second Merger shall become effective upon filing the certificate of merger relating thereto or upon such later date as is agreed upon by the parties and specified in such certificate of merger (the "Effective Time of the Second Merger"); provided, that the Effective Time of the First Merger will occur immediately prior to the Effective Time of the Second Merger (it being understood that the First Merger will not be effected unless and until all of the conditions to the Second Merger have been satisfied or waived and the parties hereto are prepared to consummate the Second Merger). In the event the parties effect the Alternative Merger, on the Closing Date articles of merger complying with the requirements of the VCSA and a certificate of merger complying with the requirements of the DGCL in forms acceptable to DRI and CNG shall be filed with the respective offices outlined above and the Alternative Merger shall become effective upon the completion of the filings under the VCSA and the DGCL. In the event the parties effect the Alternative Merger, the references herein to "Second Merger" and "Effective Time of the Second Merger" shall refer to the Alternative Merger and the effective time of such Alternative Merger, respectively.

  Section I.4 Effects of the Merger. (a) At the Effective Time of the First Merger, (i) the articles of incorporation of DRI, as in effect immediately prior to the First Merger, will be the articles of incorporation of DRI, as the surviving corporation in the First Merger, until thereafter amended as provided by law and such articles of incorporation, and (ii) the bylaws of DRI, as in effect immediately prior to the First Merger, will be the bylaws of DRI, as the surviving corporation in the First Merger, until thereafter amended as provided by law, the articles of incorporation of DRI and such bylaws. Subject to the foregoing, the additional effects of the First Merger shall be as provided in the applicable provisions of the VSCA and the DGCL.

  (b) At the Effective Time of the Second Merger (other than the Alternative Merger), (i) the certificate of incorporation of New Sub II, as in effect immediately prior to the Second Merger will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (ii) the by-laws of New Sub II, as in effect immediately prior to the Second Merger, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws. Subject to the foregoing, the additional effects of the Second Merger shall be as provided in the applicable provisions of the DGCL.

  (c) In the event the parties effect the Alternative Merger, at the Effective Time of the Second Merger, (i) the articles of incorporation of DRI, as in effect immediately prior to the Second Merger will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (ii) the by-laws of DRI, as in effect immediately prior to the Second Merger, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws.

                                          Annex A--Agreement and Plan of Merger


                                   ARTICLE II

                              Treatment of Shares

  Section II.1 Effect on the Capital Stock of DRI. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of any holder of DRI Common Stock (as hereinafter defined):

    (a) Cancellation of New Sub I Shares. Each share of common stock, without par value, of New Sub I issued and outstanding immediately prior to the Effective Time of the First Merger will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

    (b) Cancellation of DRI Treasury Stock. Each share of common stock, without par value, of DRI ("DRI Common Stock") that is owned by DRI or by CNG or any wholly-owned subsidiary of CNG will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

    (c) Conversion of DRI Common Stock. Subject to the provisions of Section 2.3(d) hereof, each issued and outstanding share of DRI Common Stock (other than shares of DRI Common Stock to be canceled in accordance with Section 2.1(b)) will be converted into either (X) $43.00 in cash (the "DRI Cash Consideration") or (Y) 1.0 (the "DRI Exchange Ratio") fully paid and non-assessable shares of DRI Common Stock (the "DRI Stock Consideration" and, together with the DRI Cash Consideration, the "DRI Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected, in accordance with Section 2.1(e).

    (d) Allocation. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of DRI as consideration in the First Merger shall be equal to $1,251,055,526 (the "DRI Cash Amount"); provided that, the DRI Cash Amount may be increased by DRI to an amount no greater than $1,668,400,000 in order to accommodate the exercise by DRI of its option to change the DRI Cash Number and the DRI Stock Number pursuant to the last sentence of this Section 2.1(d). As used in this Agreement, the "DRI Cash Number" shall mean the aggregate number of shares of DRI Common Stock to be converted into the right to receive the DRI Cash Consideration in the First Merger, which will be equal to the DRI Cash Amount divided by $43.00. The number of shares of DRI Common Stock to be converted into the right to receive DRI Stock Consideration in the First Merger (the "DRI Stock Number") will be equal to (x) the number of shares of DRI Common Stock issued and outstanding immediately prior to the Effective Time of the First Merger (ignoring for this purpose any DRI Common Stock held as treasury shares and canceled pursuant to Section 2.1(b)) less (y) the sum of (A) the DRI Cash Number and (B) the aggregate number of shares of DRI Common Stock to be exchanged for cash pursuant to
  Section 2.3(d). DRI will have the option to change the DRI Cash Number and the DRI Stock Number to more closely follow the actual elections of DRI shareholders pursuant to this Section 2.1, so long as such modification to the DRI Cash Number and the DRI Stock Number does not prevent the conditions set forth in Sections 8.2(e) and 8.3(e) from being satisfied.

    (e) Election. Subject to allocation in accordance with the provisions of this Section 2.1, each record holder of shares of DRI Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Election Deadline (as defined in Section 2.3(b)(i)) will be entitled, in accordance with Section 2.3(b), (i) to elect to receive in respect of each such share (A) DRI Cash Consideration (a "DRI Cash Election") or (B) DRI Stock Consideration (a "DRI Stock Election") or (ii) to indicate that such record holder has no preference as to the receipt of DRI Cash Consideration or DRI Stock Consideration for all such shares held by such holder (a "DRI Non-Election"). Shares of DRI Common Stock in respect of which a DRI Non-Election is made or as to which no election is made (collectively, "DRI Non-Election Shares") shall be deemed by DRI to be shares in respect of which DRI Cash Elections or DRI Stock Elections have been made, as DRI shall determine.

    (f) Allocation of DRI Cash Election Shares. In the event that the aggregate number of shares in respect of which DRI Cash Elections have been made (the "DRI Cash Election Shares") exceeds the DRI

 Annex A--Agreement and Plan of Merger

  Cash Number, all shares of DRI Common Stock in respect of which DRI Stock Elections have been made (the "DRI Stock Election Shares") and all DRI Non-Election Shares will be converted into the right to receive DRI Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(d)), and DRI Cash Election Shares will be converted into the right to receive DRI Cash Consideration or DRI Stock Consideration in the following manner:

      (i) the number of DRI Cash Election Shares covered by each Form of Election (as defined in Section 2.3(b)(i)) to be converted into DRI Cash Consideration will be determined by multiplying the number of DRI Cash Election Shares covered by such Form of Election by a fraction,
    (A) the numerator of which is the DRI Cash Number and (B) the denominator of which is the aggregate number of DRI Cash Election Shares rounded down to the nearest whole number; and

      (ii) all DRI Cash Election Shares not converted into DRI Cash Consideration in accordance with Section 2.1(f)(i) will be converted into the right to receive DRI Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(d)).

    (g) Allocation of DRI Stock Election Shares. In the event that the aggregate number of DRI Stock Election Shares exceeds the DRI Stock Number, all DRI Cash Election Shares and all DRI Non-Election Shares (together, the "DRI Cash Shares") will be converted into the right to receive DRI Cash Consideration, and all DRI Stock Election Shares will be converted into the right to receive DRI Cash Consideration or DRI Stock Consideration in the following manner:

      (i) the number of DRI Stock Election Shares covered by each Form of Election to be converted into DRI Cash Consideration will be determined by multiplying the number of DRI Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the DRI Cash Number less the number of DRI Cash Shares and (B) the denominator of which is the aggregate number of DRI Stock Election Shares, rounded down to the nearest whole number; and

      (ii) all DRI Stock Election Shares not converted into DRI Cash Consideration in accordance with Section 2.1(g)(i) will be converted into the right to receive DRI Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(d)).

    (h) No Allocation. In the event that neither Section 2.1(f) nor Section 2.1(g) is applicable, all DRI Cash Election Shares will be converted into the right to receive DRI Cash Consideration, all DRI Stock Election Shares will be converted into the right to receive DRI Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(d)) and DRI Non-Election Shares will be converted into the right to receive DRI Cash Consideration or DRI Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(d)) as DRI shall determine.

    (i) Computations. The Exchange Agent (as defined in Section 2.3(a)), in consultation with DRI, will make all computations to give effect to this
  Section 2.1.

    (j) Cancellation of Shares. As of the Effective Time of the First Merger, all such shares of DRI Common Stock will no longer be outstanding and automatically be cancelled and retire and will cease to exist and each holder of a certificate formerly representing any such shares of DRI Common Stock (a "DRI Certificate") will cease to have any rights with respect thereto, except the right to receive DRI Merger Consideration and any additional cash in lieu of fractional shares of DRI Common Stock to be issued or paid in consideration therefor upon surrender of such DRI Certificate in accordance with Section 2.3, without interest.

  Section II.2 Effect on the Capital Stock of CNG of the Second Merger. As of the Effective Time of the Second Merger, by virtue of the Second Merger and without any action on the part of any holder of CNG Common Stock (as hereinafter defined):

    (a) Conversion of New Sub II Shares. Each share of common stock, without par value, of New Sub II issued and outstanding immediately prior to the Effective Time of the Second Merger will remain outstanding unaffected by the Second Merger, with the result that the Surviving Corporation will remain a wholly-owned subsidiary of DRI.

                                          Annex A--Agreement and Plan of Merger


    (b) Cancellation of CNG Treasury Stock. Each share of common stock, par value $2.75 per share, of CNG (the "CNG Common Stock"), together with the associated CNG Rights (as defined in Section 5.14), that is owned by CNG or by DRI or any wholly-owned subsidiary of DRI, will automatically be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor. Throughout this Agreement, the term CNG Common Stock refers to CNG Common Stock together with the associated CNG Rights.

    (c) Conversion of CNG Common Stock. Subject to the provisions of Section 2.3(d) hereof, each issued and outstanding share of CNG Common Stock (other than shares of CNG Common Stock canceled in accordance with Section 2.2(b) and subject to dissenter's rights under the DGCL) will be converted into
  (x) $66.60 in cash (the "CNG Cash Consideration") or (y)(1) a number of fully paid, non-assessable shares of DRI Common Stock equal to the CNG Exchange Ratio (as defined below) plus (2) an amount in cash (the "Stock Election Top-Up Amount") equal to 1.52 times the excess, if any, of $43.816 over the DRI Average Price (the "CNG Stock Consideration" and together with the CNG Cash Consideration, the "CNG Merger Consideration"). The "CNG Exchange Ratio" shall be equal to (i) $66.60 divided by the Average Price of DRI Common Stock, if the DRI Average Price is no less than $43.816 and
  (ii) 1.52, if the DRI Average Price is less than $43.816, in which case top-up cash shall be provided pursuant to clause (y)(2) above. "DRI Average Price" means the average of the closing prices of the DRI Common Stock on the New York Stock Exchange for the 20 consecutive Trading Days in the period ending five Trading Days prior to the Election Deadline. "Trading Day" means a day on which the New York Stock Exchange, Inc. is open for trading.

    (d) Allocation. Notwithstanding anything in this Agreement to the contrary (other than Section 2.2(j)), the number of shares of CNG Common Stock to be converted into the right to receive the CNG Cash Consideration in the Second Merger (the "CNG Cash Number") will be equal to (i) 38,159,060 shares of CNG Common Stock less (ii) the aggregate number of shares of CNG Common Stock to be exchanged for cash pursuant to Section 2.3(d). The number of shares of CNG Common Stock to be converted into the right to receive the CNG Stock Consideration in the Second Merger (the "CNG Stock Number") will be equal to (i) the number of shares of CNG Common Stock issued and outstanding immediately prior to the Effective Time of the Second Merger (ignoring for this purpose any CNG Common Stock held as treasury shares and canceled pursuant to Section 2.2(b)) less (ii) the sum of (A) the CNG Cash Number and (B) the aggregate number of shares of CNG Common Stock to be exchanged for cash pursuant to Section 2.3(d). Notwithstanding anything to the contrary herein, DRI will have the option to change the CNG Cash Number and the CNG Stock Number to more closely follow the actual elections of CNG shareholders pursuant to this Section 2.2, so long as such modification to the CNG Cash Number and the CNG Stock Number does not prevent the conditions set forth in Sections 8.2(e) and 8.3(e) from being satisfied.

    (e) Election. Subject to allocation in accordance with the provisions of this Section 2.2, each record holder of shares of CNG Common Stock (other than shares to be canceled in accordance with Section 2.2(b)) issued and outstanding immediately prior to the Election Deadline (as defined in Section 2.3(b)(i)) will be entitled, in accordance with Section 2.3(b), (i) to elect to receive in respect of each such share (A) CNG Cash Consideration (a "CNG Cash Election") or (B) CNG Stock Consideration (including the Stock Election Top-Up Amount, if any) (a "CNG Stock Election") or (ii) to indicate that such record holder has no preference as to the receipt of CNG Cash Consideration or CNG Stock Consideration for all such shares held by such holder (a "CNG Non-Election"). Shares of CNG Common Stock in respect of which a CNG Non-Election is made or as to which no election is made (collectively, "CNG Non-Election Shares") shall be deemed by DRI to be shares in respect of which CNG Cash Elections or CNG Stock Elections have been made, as DRI shall determine in its sole discretion.

    (f) Allocation of CNG Cash Election Shares. In the event that the aggregate number of shares in respect of which CNG Cash Elections have been made (the "CNG Cash Election Shares") exceeds the CNG Cash Number, all shares of CNG Common Stock in respect of which CNG Stock Elections have been made (the "CNG Stock Election Shares") and all CNG Non-Election Shares will be converted into the right to receive CNG Stock Consideration (including the Stock Election Top-Up Amount, if any, and cash in lieu of fractional interests in accordance with Section 2.3(d)), and CNG Cash Election Shares will

 Annex A--Agreement and Plan of Merger

  be converted into the right to receive CNG Cash Consideration or CNG Stock Consideration in the following manner:

      (i) the number of CNG Cash Election Shares covered by each Form of Election (as defined in Section 2.3(b)(i)) to be converted into CNG Cash Consideration will be determined by multiplying the number of CNG Cash Election Shares covered by such Form of Election by a fraction,
    (A) the numerator of which is the CNG Cash Number and (B) the denominator of which is the aggregate number of CNG Cash Election Shares rounded down to the nearest whole number; and

      (ii) all CNG Cash Election Shares not converted into CNG Cash Consideration in accordance with Section 2.2(f)(i) will be converted into the right to receive CNG Stock Consideration (including the Stock Election Top-Up Amount, if any, and cash in lieu of fractional interests in accordance with Section 2.3(d)).

    (g) Allocation of CNG Stock Election Shares. In the event that the aggregate number of CNG Stock Election Shares exceeds the CNG Stock Number, all CNG Cash Election Shares and all CNG Non-Election Shares (together, the "CNG Cash Shares") will be converted into the right to receive CNG Cash Consideration, and all CNG Stock Election Shares will be converted into the right to receive CNG Cash Consideration or CNG Stock Consideration in the following manner:

      (i) the number of CNG Stock Election Shares covered by each Form of Election to be converted into CNG Cash Consideration will be determined by multiplying the number of CNG Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the CNG Cash Number less the number of CNG Cash Shares and (B) the denominator of which is the aggregate number of CNG Stock Election Shares, rounded down to the nearest whole number; and

      (ii) all CNG Stock Election Shares not converted into CNG Cash Consideration in accordance with Section 2.2(g)(i) will be converted into the right to receive CNG Stock Consideration (including the Stock Election Top-Up Amount, if any, and cash in lieu of fractional interests in accordance with Section 2.3(d)).

    (h) No Allocation. In the event that neither Section 2.2(f) nor Section 2.2(g) is applicable, all CNG Cash Election Shares will be converted into the right to receive CNG Cash Consideration, all CNG Stock Election Shares will be converted into the right to receive CNG Stock Consideration (including the Stock Election Top-Up Amount, if any, and cash in lieu of fractional interests in accordance with Section 2.3(d)) and CNG Non-Election Shares will be converted into the right to receive CNG Cash Consideration or CNG Stock Consideration (including the Stock Election Top-Up Amount, if any, and cash in lieu of fractional interests in accordance with Section 2.3(d)) as DRI shall determine.

    (i) Computations. The Exchange Agent, in consultation with DRI and CNG, will make all computations to give effect to this Section 2.2.

    (j) Adjustment Per Tax Opinion. If, after having made the calculation under Section 2.2(d) or (h) (without giving effect to any subtraction permitted by this Section 2.2(j)), the tax opinions referred to in Sections 8.2(e) and 8.3(e) (the "Tax Opinions") cannot be rendered (as reasonably determined by ST&B or CG&R), as a result of the Second Merger possibly failing to satisfy continuity-of-interest requirements under applicable federal income tax principles relating to reorganizations described in the Code, then DRI shall reduce, to the minimum extent necessary to enable the Tax Opinions to be rendered, the amount of cash to be delivered with respect to the CNG Cash Election Shares or with respect to the Stock Election Top-Up Amount, as the case may be, and in lieu thereof shall deliver the number of shares of DRI Common Stock having an aggregate value, based on the DRI Average Price, equal to the amount of such reduction, and if shares of DRI Common Stock are delivered with respect to the CNG Cash Election Shares, DRI shall make the appropriate adjustments to the CNG Cash Number to give effect to such reduction.

                                          Annex A--Agreement and Plan of Merger


  Section II.3 Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time of the First Merger, DRI will enter into an agreement with such bank or trust as may be designated by DRI, with the prior consent of CNG (the "Exchange Agent"), which will provide that DRI will deposit with the Exchange Agent as of the Effective Time of the First Merger, for the benefit of the holders of shares of DRI Common Stock and CNG Common Stock for exchange in accordance with this Article II, through the Exchange Agent, cash equal to the sum of the total aggregate DRI Cash Consideration and CNG Cash Consideration and certificates representing the shares of DRI Common Stock (such cash and such shares of DRI Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Second Merger and any cash payable in lieu of any fractional shares of DRI Common Stock, being hereinafter referred to as the "Exchange Fund") issued pursuant to Sections 2.1 and 2.2 in exchange for outstanding shares of DRI Common Stock and CNG Common Stock, as the case may be.

  (b) Exchange Procedures.

  (i) Not more than 90 days nor fewer than 30 days prior to the anticipated Closing Date as determined by DRI and CNG, the Exchange Agent will mail a form of election (the "Form of Election") to holders of record of shares of DRI Common Stock and to the holders of record of shares of CNG Common Stock (as of a record date as close as practicable to the date of mailing and mutually agreed to by CNG and DRI). In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons (as defined in Section 2.3(f)) who become shareholders of DRI or CNG during the period between such record date and the Closing Date. Any election to receive DRI Merger Consideration contemplated by Section 2.1(e) or CNG Merger Consideration contemplated by Section 2.2(e) will have been properly made only if the Exchange Agent shall have received at its designated office or offices, by 5:00 p.m., New York City time, on the fifth business day immediately preceding the Closing Date (the "Election Deadline"), a Form of Election properly completed and accompanied by a DRI Certificate or a CNG Certificate, as the case may be (together or as applicable, "Certificate(s)") for the shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of DRI or CNG, as the case may be (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Deadline. In addition, all elections shall automatically be revoked if the Exchange Agent is notified in writing by DRI and CNG that either of the Mergers has been abandoned. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person submitting the same to the Exchange Agent. DRI shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked pursuant to this Article II, and to disregard immaterial defects in Forms of Election. The decision of DRI (or the Exchange Agent) in such matters shall be conclusive and binding.

  (ii) As soon as reasonably practicable after the Effective Time of the First Merger, with respect to the First Merger, and after the Effective Time of the Second Merger, with respect to the Second Merger (together or as applicable, the "Effective Time"), the Exchange Agent will mail to each holder of record of a Certificate, whose shares of DRI Common Stock or CNG Common Stock (collectively, the "Shares") were converted into the right to receive DRI Merger Consideration or CNG Merger Consideration (together, the "Merger Consideration") and who failed to return a properly completed Form of Election,
(i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as DRI and CNG may specify consistent with this Agreement) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

  (iii) At the Effective Time, with respect to properly made elections in accordance with Section 2.3(b)(i), and upon surrender in accordance with
Section 2.3(b)(ii) of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by DRI and CNG, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of

 Annex A--Agreement and Plan of Merger

such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of DRI or CNG, as the case may be, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of DRI and CNG that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the shares of DRI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DRI Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.3(d), and all such dividends, other distributions and cash in lieu of fractional shares of DRI Common Stock shall be paid by DRI to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of DRI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of DRI Common Stock to which such holder is entitled pursuant to Section 2.3(d), the amount of any cash payable pursuant to the Stock Election Top-Up Amount, if applicable, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of DRI Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of DRI Common Stock. DRI shall make available to the Exchange Agent cash for the foregoing purposes.

  (d) No Fractional Securities. No DRI Certificates or scrip representing fractional shares of DRI Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of DRI Common Stock. A holder of Shares converted in the Mergers who would otherwise have been entitled to a fractional share of DRI Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the closing price per share of DRI Common Stock as reported on the NYSE Composite Transaction Tape on the Closing Date.

  (e) No Further Ownership Rights in CNG Common Stock. All shares of DRI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article
II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to any obligation of DRI or the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of CNG Common Stock or DRI Common Stock, as the case may be, which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of (i) DRI of shares of DRI Common Stock which were outstanding immediately prior to the Effective Time or (ii) the Surviving Corporation of shares of CNG Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to DRI, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.3, except as otherwise provided by law.

                                          Annex A--Agreement and Plan of Merger


  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered by the Exchange Agent to DRI, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to DRI for payment of their claim for such DRI Shares or funds to which such holder may be due, subject to applicable law. None of DRI, CNG, the Surviving Corporation or the Exchange Agent shall be liable to any person (as defined below) in respect of any such DRI Shares or funds from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

  (g) Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund, as directed by DRI, with the prior consent of CNG, on a daily basis. Any interest and other income resulting from such investments will be paid to DRI.

  (h) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by DRI or the Surviving Corporation, as the case may be, the posting by such person of a bond in such reasonable amount as DRI or the Surviving Corporation, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of DRI Common Stock, pursuant to this Agreement.

  (i) Certain Adjustments. If, after the date hereof and on or prior to the Closing Date, the outstanding shares of DRI Common Stock or CNG Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of DRI Common Stock and CNG Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

  (j) Withholding Rights. Each of the Surviving Corporation and DRI shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of DRI Common Stock or CNG Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or DRI, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DRI Common Stock or CNG Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or DRI, as the case may be.

  Section II.4 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary and subject to the applicability of Section 262 of the DGCL to the Second Merger, shares of CNG Common Stock (as defined below) that are issued and outstanding immediately prior to the Effective Time of the Second Merger and which are held by stockholders who have not voted in favor of or consented to the Second Merger and shall have delivered a written demand for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the CNG Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of CNG Common Stock shall thereupon be deemed to be CNG Non-Election Shares and to have been converted, at the Effective Time of the Second Merger, into the right to receive the CNG Merger Consideration set forth in Section 2.2 of this Agreement, without any interest thereon.

 Annex A--Agreement and Plan of Merger


  (b) The CNG shall give DRI (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by CNG, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by CNG and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. CNG shall not, except with the prior written consent of DRI, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III

                                  The Closing

  Section III.1 Closing. The closing (the "Closing") of the Mergers shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or such other place as may be mutually agreed upon by the parties hereto at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in
Article VIII is fulfilled or waived, or at such other time and date as CNG and DRI shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                     Representations and Warranties of DRI

  Except as disclosed in the DRI SEC Reports (as defined in Section 4.5) filed prior to the date hereof or as set forth on the Disclosure Schedule delivered by DRI to CNG prior to the execution of this Agreement (the "DRI Disclosure Schedule"), DRI represents and warrants to CNG as follows:

  Section IV.1 Organization and Qualification. DRI and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of DRI and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "DRI Material Adverse Effect"). True, accurate and complete copies of the articles of incorporation and bylaws of DRI, as in effect on the date hereof, have been delivered to CNG. As used in this Agreement, the term "subsidiary" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations) in which such person directly or indirectly owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity. As used in this Agreement, a "Significant Subsidiary" means any subsidiary of DRI or CNG, as the case may be, that constitutes a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

  Section IV.2 Subsidiaries. Exhibit 21 to the Annual Report of DRI on Form 10-K for the fiscal year ended December 31, 1997 includes all subsidiaries of DRI which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by DRI, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). None of the subsidiaries of DRI is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other

                                          Annex A--Agreement and Plan of Merger

commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

  Section IV.3 Capitalization. The authorized capital stock of DRI consists of 300,000,000 shares of DRI Common Stock and 20,000,000 shares of preferred stock. As of the close of business on January 31, 1999, 193,962,097 shares of DRI Common Stock and no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of DRI are validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating DRI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of DRI or obligating DRI or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

  Section IV.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. DRI has all requisite power and authority to enter into this Agreement and, subject to the DRI Shareholders' Approval (as defined in Section 4.10) and the DRI Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The Board of Directors of DRI has (a) determined that the Mergers are fair and in the best interest of DRI and its shareholders, (b) approved and adopted this Agreement, and (c) resolved to recommend to the holders of DRI Common Stock that they give the DRI Shareholders' Approval. The execution and delivery of this Agreement and the consummation by DRI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DRI, subject to obtaining the DRI Shareholders' Approval. This Agreement has been duly and validly executed and delivered by DRI and, assuming the due authorization, execution and delivery of this Agreement by CNG, constitutes the legal, valid and binding obligation of DRI enforceable against DRI in accordance with its terms.

  (b) Non-Contravention. The execution and delivery of this Agreement by DRI do not and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any material obligation under or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation being hereinafter referred to as a "Violation") by DRI or any of its Significant Subsidiaries under any provisions of (i) the articles of incorporation, bylaws or similar governing documents of DRI or any of its Significant Subsidiaries, (ii) subject to obtaining the DRI Required Statutory Approvals and the receipt of the DRI Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority") applicable to DRI or any of its Significant Subsidiaries or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the DRI Disclosure Schedule (the "DRI Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which DRI or any of its Significant Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not have, individually or in the aggregate, a DRI Material Adverse Effect.

 Annex A--Agreement and Plan of Merger


  (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by DRI or the consummation by DRI of the transactions contemplated hereby, which, if not obtained, made or given, would have, individually or in the aggregate, a DRI Material Adverse Effect (the "DRI Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such DRI Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  (d) Compliance. Neither DRI nor any of its subsidiaries nor, to the best knowledge of DRI, any of its joint ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any "Environmental Laws") of any Governmental Authority, except for violations that, individually or in the aggregate, do not have, and, to the best knowledge of DRI, are not reasonably likely to have, a DRI Material Adverse Effect. DRI, its subsidiaries and, to the best knowledge of DRI, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted (collectively, "Permits"), except those Permits the failure to obtain which would not have, individually or in the aggregate, a DRI Material Adverse Effect. As used in this Agreement, the term "Environmental Laws" means any law, statute, order, rule, regulation, ordinance or judgment relating to pollution or protection of human health or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface strata and natural resources) including, without limitation, those relating to the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. As used in this Agreement, the term "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, materials or constituents, petroleum or petroleum products or any other substances or materials subject to regulation under Environmental Laws.

  Section IV.5 Reports and Financial Statements. The filings required to be made by DRI and its subsidiaries since January 1, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Federal Power Act (the "Power Act"), the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), the 1935 Act and applicable state laws and regulations have been filed with the SEC, the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission (the "NRC") or the applicable state regulatory authorities, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. DRI has made available to CNG a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by DRI with the SEC under the Securities Act and the Exchange Act since January 1, 1996 and through the date hereof (as such documents have since the time of their filing been amended, the "DRI SEC Reports"). The DRI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by DRI with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of DRI included in the DRI SEC Reports (collectively, the "DRI Financial Statements") have been prepared, and will be prepared, in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act) and fairly present the consolidated financial position of DRI as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

  Section IV.6 Absence of Certain Changes or Events. From September 30, 1998 through the date hereof, each of DRI and each of its subsidiaries has conducted its business only in the ordinary course of business

                                          Annex A--Agreement and Plan of Merger

consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of DRI, is reasonably likely to have, a DRI Material Adverse Effect.

  Section IV.7 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of DRI for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by DRI in connection with the issuance of shares of DRI Common Stock in the Mergers (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, and as the same may be amended, at the effective time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the joint proxy in definitive form, relating to the meetings of the shareholders of CNG and DRI to be held in connection with the Mergers and the prospectus relating to DRI Common Stock to be issued in the Mergers (the "Joint Proxy Statement/Prospectus") will at the date such Joint Proxy Statement/Prospectus is mailed to such shareholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section IV.8 Employee Matters; ERISA.

  (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, stock option, employment, severance, change in control or other written agreement relating to employment, fringe benefits or perquisites for current or former employees of DRI or any of its subsidiaries, maintained or contributed to by DRI or any of its subsidiaries at any time during the seven-calendar year period immediately preceding the date hereof (collectively, the "DRI Employee Benefit Plans") is listed in Section 4.8(a) of the DRI Disclosure Schedule.

  (b) With respect to the DRI Employee Benefit Plans, individually and in the aggregate, no event has occurred and, there exists no condition or set of circumstances, in connection with which DRI or any of its subsidiaries could be subject to any liability that is reasonably likely to have a DRI Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

  (c) Each DRI Employee Benefit Plan has been administered in accordance with its terms, except for any failures to so administer any DRI Employee Benefit Plans as would not, individually or in the aggregate, have a DRI Material Adverse Effect. DRI, its subsidiaries and all the DRI Employee Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements as they relate to the DRI Employee Benefit Plans, except for any failures to be in such compliance as would not, individually or in the aggregate, have a DRI Material Adverse Effect. Each DRI Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the knowledge of DRI, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

  (d) Except for all equity-based and other awards, the vesting and exercisability of which will, by their terms, be accelerated as a result of the transactions contemplated hereunder, no employee of DRI will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any DRI Employee Benefit Plan as a result of the transactions contemplated by this Agreement.

  Section IV.9 Regulation as a Utility. Neither DRI nor any subsidiary company or affiliate of DRI is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. As used in this Section 4.9 and in Section 5.9, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

 Annex A--Agreement and Plan of Merger


  Section IV.10 Vote Required. (a) The approval of the Mergers by a majority of all shares of DRI Common Stock represented at a duly called meeting of such shareholders at which a quorum is present (the "DRI Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of DRI required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

  (b) None of the shareholders of DRI are entitled to exercise any appraisal rights in connection with the DRI Shareholders Approval.

  Section IV.11 [intentionally omitted].

  Section IV.12 Opinion of Financial Advisor. DRI has received the opinion of Lehman Brothers Inc., dated the date hereof, to the effect that, as of the date hereof, the Merger Consideration (taken as a whole) is fair from a financial point of view to the holders of DRI Common Stock.

  Section IV.13 Ownership of CNG Common Stock. DRI does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of CNG Common Stock.

  Section IV.14 Anti-Takeover Provisions. None of the business combination provisions of Article 13.1 of Chapter 9 of the VSCA or any similar provisions of the VSCA or the articles of incorporation or bylaws of DRI are applicable to the transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation is applicable to DRI, the Mergers or any other transaction contemplated hereby.

  Section IV.15 Nuclear Operations. To the knowledge of DRI, the operations of DRI's and its subsidiaries' nuclear generating stations are and have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except for those requirements the failure with which to comply would not, individually or in the aggregate, have a DRI Material Adverse Effect. To the knowledge of DRI, DRI's and its subsidiaries' nuclear generating stations maintain emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and liability insurance to the extent required by law, and such further insurance (other than liability insurance) as is consistent with DRI's view of the risks inherent in the operation of a nuclear power facility. To the knowledge of DRI, plans for the decommissioning of each of DRI's and its subsidiaries' nuclear generating stations and for the short-term storage of spent nuclear fuel conform with applicable regulatory or other legal requirements (other than those with which the failure to comply would not, individually or in the aggregate, have a DRI Material Adverse Effect), and such plans have at all times been funded to the extent required by law, which is consistent with DRI's reasonable budget projections for such plans. To the knowledge of DRI, neither DRI nor any of its subsidiaries has incurred any liability as a result of operating nuclear power facilities for third parties which liability, individually or in the aggregate, would have a DRI Material Adverse Effect.

  Section IV.16 NRC Actions. Neither DRI nor any of its subsidiaries has been given written notice of or been charged with actual or potential violation of, or is the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other NRC action (excluding rulemakings of general application that may affect the conduct of DRI's business regarding DRI's nuclear power facilities) of which DRI or any of its subsidiaries has received written notice, under the Atomic Energy Act, any applicable regulations thereunder or the terms and conditions of any license granted to DRI or any of its subsidiaries regarding DRI's or any of its subsidiaries' nuclear power facilities or any third party's nuclear power facility operated by DRI or any of its subsidiaries that would have, or DRI reasonably believes would be reasonably likely to have, a DRI Material Adverse Effect.

  Section IV.17 Environmental Protection. Except as would not have, individually or in the aggregate, a DRI Material Adverse Effect, (A) neither DRI nor any of its subsidiaries is in violation of, or has received any written notice that it is subject to liability under, any Environmental Laws, (B) DRI and its subsidiaries have, or have filed timely application for, all permits, licenses, authorizations and approvals required under any applicable Environmental Laws, all of which are in full force and effect, and are each in compliance with their

                                          Annex A--Agreement and Plan of Merger

requirements, (C) there are no pending, or to the knowledge of DRI, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or liability, investigation or proceeding pursuant to any Environmental Law against DRI or any of its subsidiaries, or to the knowledge of DRI, any of their respective predecessors-in-interest for which DRI or any of its subsidiaries is or may be liable and (D) there are no past or present events, conditions or circumstances which would reasonably be expected to form the basis of an order or other requirement to conduct responsive or corrective action, or an action, suit or proceeding by any private party or governmental agency, against or affecting, or requiring capital or operating expenditures by, DRI or any of its subsidiaries, in each case pursuant to any Environmental Laws.

  Section IV.18 Trading Position Risk Management. DRI has established a risk management committee which, from time to time, establishes risk parameters to restrict the level of risk that DRI and its subsidiaries are authorized to take with respect to the net position resulting from physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments. The risk management committee of DRI regularly monitors the compliance of DRI and its subsidiaries with such risk parameters.

  Section IV.19 Litigation. (i) There are no suits, actions or proceedings pending or, to the best knowledge of DRI threatened against or affecting DRI or any of its subsidiaries and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against DRI or any of its subsidiaries that, in each case, individually or in the aggregate, would have, or are reasonably likely to have, a DRI Material Adverse Effect.

  Section IV.20 Dividends. It is the present intention of DRI's Board of Directors to maintain the dividends on DRI Common Stock at its current annual rate.

  Section IV.21 Merger Subs. All of the issued and outstanding shares of the capital stock of New Sub I and New Sub II will be (a) owned directly by DRI and
(b) will be duly authorized, validly issued, full paid, nonassessable and free of preemptive rights. New Sub I and New Sub II will be direct wholly-owned Subsidiaries of DRI that will (a) have been formed for the sole purpose of effecting the Mergers, (b) have no material assets, (c) engage in no other material activities prior to the Effective Time and (d) have no Subsidiaries.

                                   ARTICLE V

                     Representations and Warranties of CNG

  Except as disclosed in the CNG SEC Reports (as defined in Section 5.5) filed prior to the date hereof or as set forth on the Disclosure Schedule delivered by CNG to DRI prior to the execution of this Agreement (the "CNG Disclosure Schedule"), CNG represents and warrants to DRI as follows:

  Section V.1 Organization and Qualification. CNG and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of CNG and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "CNG Material Adverse Effect"). True, accurate and complete copies of the certificate of incorporation and bylaws of CNG, as in effect on the date hereof, have been delivered to DRI.

  Section V.2 Subsidiaries. Exhibit 21 to the Annual Report of CNG on Form 10-K for the fiscal year ended December 31, 1997 includes all subsidiaries of CNG which as of the date of this Agreement are

 Annex A--Agreement and Plan of Merger

Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by CNG, free and clear of all Liens. There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

  Section V.3 Capitalization. The authorized capital stock of CNG consists of 400,000,000 shares of CNG Common Stock and 5,000,000 shares of preferred stock. As of the close of business on January 31, 1999, 95,397,649 shares of CNG Common Stock and no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of CNG are validly issued, fully paid, nonassessable and free of preemptive rights. Except for the CNG Rights (as defined in Section 5.14), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating CNG or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of CNG or obligating CNG or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

  Section V.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. CNG has all requisite power and authority to enter into this Agreement and, subject to the CNG Shareholders' Approval (as defined in Section 5.10) and the CNG Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The Board of Directors of CNG has (a) determined that the Second Merger is fair and in the best interest of CNG and its shareholders, (b) approved and adopted this Agreement, and (c) resolved to recommend to the holders of CNG Common Stock that they give the CNG Shareholders' Approval. The execution and delivery of this Agreement and the consummation by CNG of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CNG, subject to obtaining the CNG Shareholders' Approval. This Agreement has been duly and validly executed and delivered by CNG and, assuming the due authorization, execution and delivery of this Agreement by DRI, constitutes the legal, valid and binding obligation of CNG enforceable against CNG in accordance with its terms.

  (b) Non-Contravention. The execution and delivery of this Agreement by CNG do not and the consummation of the transactions contemplated hereby will not result in any Violation by CNG or any of its Significant Subsidiaries under any provisions of (i) the articles of incorporation, bylaws or similar governing documents of CNG or any of its Significant Subsidiaries, (ii) subject to obtaining the CNG Required Statutory Approvals and the receipt of the CNG Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to CNG or any of its Significant Subsidiaries or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals disclosed in Section 5.4(b) of the CNG Disclosure Schedule (the "CNG Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which CNG or any of its Significant Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not have, individually or in the aggregate, a CNG Material Adverse Effect.

  (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by CNG or the consummation by CNG of the transactions contemplated hereby which if not obtained, made or given, would have, individually or in the aggregate, a CNG Material Adverse Effect (the "CNG Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining"

                                          Annex A--Agreement and Plan of Merger

such CNG Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  (d) Compliance. Neither CNG nor any of its subsidiaries nor, to the best knowledge of CNG, any of its joint ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any Environmental Laws) of any Governmental Authority, except for violations that, individually or in the aggregate, do not have, and, to the best knowledge of CNG, are not reasonably likely to have, a CNG Material Adverse Effect. CNG, its subsidiaries and, to the best knowledge of CNG, its joint ventures have all Permits, except those Permits the failure to obtain which would not have, individually or in the aggregate, a CNG Material Adverse Effect.

  Section V.5 Reports and Financial Statements. The filings required to be made by CNG and its subsidiaries since January 1, 1996 under the Securities Act, the Exchange Act, the Power Act, the Natural Gas Act (the "Gas Act"), the Natural Gas Policy Act of 1978 (the "Gas Policy Act"), the 1935 Act and applicable state laws and regulations have been filed with the SEC, the FERC or the applicable state regulatory authorities, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. CNG has made available to DRI a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CNG with the SEC under the Securities Act and the Exchange Act, since January 1, 1996 and through the date hereof (as such documents have since the time of their filing been amended, the "CNG SEC Reports"). The CNG SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by CNG with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CNG included in the CNG SEC Reports (collectively, the "CNG Financial Statements") have been prepared, and will be prepared, in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act) and fairly present the consolidated financial position of CNG as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

  Section V.6 Absence of Certain Changes or Events. From September 30, 1998 through the date hereof, each of CNG and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of CNG, is reasonably likely to have, a CNG Material Adverse Effect.

  Section V.7 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of CNG for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, and as the same may be amended, at the effective time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date such Joint Proxy Statement/Prospectus is mailed to the shareholders of CNG and DRI and, as the same may be amended or supplemented, at the times of the meetings of such shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

 Annex A--Agreement and Plan of Merger


  Section V.8 Employee Matters; ERISA.

  (a) Each "employee benefit plan" (as defined in Section 3(3) of ERISA), bonus, deferred compensation, stock option, employment, severance, change in control or other written agreement relating to employment, fringe benefits or perquisites for current or former employees of CNG or any of its subsidiaries, maintained or contributed to by CNG or any of its subsidiaries at any time during the seven-calendar year period immediately preceding the date hereof (collectively, the "CNG Employee Benefit Plans") is listed in Section 5.8(a) of the CNG Disclosure Schedule.

  (b) With respect to the CNG Employee Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of CNG, there exists no condition or set of circumstances, in connection with which CNG or any of its subsidiaries could be subject to any liability that is reasonably likely to have a CNG Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

  (c) Each CNG Employee Benefit Plan has been administered in accordance with its terms, except for any failures to so administer any CNG Employee Benefit Plans as would not, individually or in the aggregate, have a CNG Material Adverse Effect, CNG, its subsidiaries and all the CNG Employee Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements as they relate to the CNG Employee Benefit Plans, except for any failures to be in such compliance as would not, individually or in the aggregate, have a CNG Material Adverse Effect. Each CNG Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the knowledge of CNG, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

  (d) Except for all equity-based and other awards, the vesting and exercisability of which will, by their terms, be accelerated as a result of the transactions contemplated hereunder, no employee of CNG will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any CNG Employee Benefit Plan as a result of the transactions contemplated by this Agreement.

  Section V.9 Regulation as a Utility. Neither CNG nor any subsidiary company or affiliate of CNG is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country.

  Section V.10 Vote Required. The approval of the Second Merger by a majority of all votes entitled to be cast by the holders of CNG Common Stock (the "CNG Shareholders' Approval"), is the only vote of the holders of any class or series of the capital stock of CNG required to approve this Agreement, the Second Merger and the other transactions contemplated hereby.

  Section V.11 [intentionally omitted].

  Section V.12 Opinion of Financial Advisor. CNG has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated the date hereof, to the effect that, as of the date hereof, the CNG Merger Consideration to be received by the holders of CNG Common Stock is fair from a financial point of view to the holders of CNG Common Stock.

  Section V.13 Ownership of DRI Common Stock. CNG does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of DRI Common Stock.

  Section V.14 CNG Rights Agreement. CNG shall take all necessary action with respect to all of the outstanding rights to purchase common stock of CNG (the "CNG Rights") issued pursuant to the Rights Agreement dated as of January 23, 1996 between CNG and First Chicago Trust Company of New York, as Rights Agent (the "CNG Rights Agreement"), so that CNG, as of the time immediately prior to the Effective

                                          Annex A--Agreement and Plan of Merger

Time, will have no obligations under the CNG Rights or the CNG Rights Agreement, except for the payment of any redemption price, if required, and so that the holders of the CNG Rights will have no rights under the CNG Rights or the CNG Rights Agreement, except for the payment of any redemption price, if required. The execution, delivery and performance of this Agreement will not result in a distribution of, or otherwise, trigger, the CNG Rights under the CNG Rights Agreement.

  Section V.15 Anti-Takeover Provisions. None of the business combination provisions of Section 203 of the Delaware General Corporation Law or the certificate of incorporation or bylaws of CNG are applicable to the transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation is applicable to CNG, the Second Merger or any other transaction contemplated hereby.

  Section V.16 Environmental Protection. Except as would not have, individually or in the aggregate, a CNG Material Adverse Effect, (A) neither CNG nor any of its subsidiaries is in violation of, or has received any written notice that it is subject to liability under, any Environmental Laws, (B) CNG and its subsidiaries have or have filed timely application for, all permits, licenses, authorizations and approvals required under any applicable Environmental Laws, all of which are in full force and effect, and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of CNG, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or liability, investigation or proceedings pursuant to any Environmental Law against CNG or any of its subsidiaries, or to the knowledge of CNG, any of their respective predecessors-in-interest for which CNG or any of its subsidiaries is or may be liable and (D) there are no past or present events, conditions or circumstances which would reasonably be expected to form the basis of an order or other requirement to conduct responsive or corrective action, or an action, suit or proceeding by any private party or governmental agency, against or affecting, or requiring capital or operating expenditures by, CNG or any of its subsidiaries, in each case pursuant to any Environmental Laws.

  Section V.17 Trading Position Risk Management. CNG has established a risk management department which, from time to time, establishes risk parameters to restrict the level of risk that CNG and its subsidiaries are authorized to take with respect to the net position resulting from physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments. The risk management department of CNG regularly monitors the compliance by CNG and its subsidiaries with such risk parameters.

  Section V.18 Litigation. (i) There are no suits, actions or proceedings pending or, to the best knowledge of CNG threatened against or affecting CNG or any of its subsidiaries and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against CNG or any of its subsidiaries that, in each case, individually or in the aggregate, would have, or are reasonably likely to have, a CNG Material Adverse Effect.

  Section V.19 Rejection of Columbia Proposal. The Board of Directors of CNG has concluded that the Mergers and this Agreement are fair and in the best interests of CNG and its stockholders and has publicly rejected the acquisition proposal communicated by Columbia Energy Group to CNG in a letter dated May 8, 1999.

                                   ARTICLE VI

                    Conduct of Business Pending the Mergers

  DRI and CNG have each delivered to the other a budget for the years 1999 and 2000 (respectively, the "DRI Budget" and the "CNG Budget"), which DRI or CNG, as the case may be, may update or otherwise modify in writing for purposes of this Article VI only with the consent in writing of CNG or DRI, as the case may be. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, each of DRI and CNG agrees as to itself and its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other party shall otherwise consent in writing, as follows:

 Annex A--Agreement and Plan of Merger


  Section VI.1 Ordinary Course of Business. Each of DRI and CNG shall, and each shall cause its respective subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, subject to prudent management of workforce needs and ongoing or planned programs relating to downsizing, re-engineering and similar programs to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

  Section VI.2 Dividends. Neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to: (a) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (i) in the case of subsidiaries, to such subsidiary's shareholders, (ii) regular dividends on DRI Common Stock with usual record and payment dates not in excess of an annual rate of $2.58 per share, and (iii) regular dividends on CNG Common Stock with usual record and payment dates not in excess of an annual rate of $1.94 per share; (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (c) redeem, repurchase or otherwise acquire any shares of their capital stock other than (but in all cases subject to Section 6.12) (i) redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business consistent with past practice including, without limitation, repurchases, redemptions and other acquisitions in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans, (ii) intercompany acquisitions of capital stock, (iii) purchases under DRI's existing share repurchase program and (iv) the redemption, if required, of the CNG Rights pursuant to the CNG Rights Agreement.

  Section VI.3 Issuance of Securities. Except as provided in the DRI Budget or the CNG Budget, as the case may be or as contemplated by this Agreement, neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than
(a) the issuance of common stock, stock options, restricted stock or stock appreciation or similar rights pursuant to (i) the existing Dominion Direct Investment, Incentive Compensation Plan, Directors' Stock Compensation Plan, Directors' Stock Accumulation Plan, Directors' Deferred Cash Compensation Plan, Executive Deferred Compensation Plan, Employee Savings Plan, Subsidiary Savings Plan, Hourly Employee Savings Plan and other existing plans and practices of DRI or (ii) the existing 1991 Stock Incentive Plan, 1997 Stock Incentive Plan, 1995 Employee Stock Incentive Plan, Non-Employee Directors Restricted Stock Plan, Dividend Reinvestment Plan, Employee Stock Ownership Plan and other existing plans and practices of CNG, in each case consistent in kind and amount with past practice and in the ordinary course of business under such plans substantially in accordance with their present terms, (b) the issuance by a subsidiary of shares of its capital stock to its shareholders and (c) the issuance by DRI of shares of its capital stock in connection with any acquisition permitted pursuant to Section 6.5, except that such issuance by DRI shall not exceed an aggregate value of $800,000,000 without the prior written consent of CNG.

  Section VI.4 Charter Documents. Except as disclosed in Section 6.4 of the DRI Disclosure Schedule or the CNG Disclosure Schedule, neither DRI nor CNG shall amend or propose to amend its articles of incorporation or by-laws, except as contemplated herein, in any way adverse to the other party. Notwithstanding the foregoing, DRI may increase the number of authorized shares of DRI Common Stock and may amend its articles of incorporation to eliminate the staggered terms of its Board of Directors.

  Section VI.5 Acquisitions. Except as disclosed in Section 6.5 of the DRI Disclosure Schedule or the CNG Disclosure Schedule and except as provided in the DRI Budget or the CNG Budget, as the case may be, neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (i) which would, in the case of either DRI

                                          Annex A--Agreement and Plan of Merger

and its subsidiaries or CNG and its subsidiaries, require a vote of the shareholders of DRI or CNG, as the case may be, or (ii) which would exceed $100,000,000 individually or $300,000,000 in the aggregate (including, in each case, any recourse indebtedness assumed in connection therewith) and which, in the case of CNG have not been approved in writing by DRI, which approval shall not be unreasonably withheld, or in the case of DRI, with respect to which DRI has not consulted with CNG or in the case of non-energy industry related acquisitions in excess of $2,000,000,000 in the aggregate, to which CNG has not consented, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, neither party shall acquire any nuclear power facilities without the prior written consent of the other party.

  Section VI.6 No Dispositions. Except as disclosed in Section 6.6 of the DRI Disclosure Schedule or the CNG Disclosure Schedule, and other than (a) dispositions not exceeding $100,000,000 individually or $300,000,000 in the aggregate, in the case of, on the one hand, DRI and its subsidiaries and, on the other hand, CNG and its subsidiaries, (b) as may be required by law to consummate the transactions contemplated hereby, (c) in the ordinary course of business consistent with past practices, or (d) in the case of CNG, as may be approved in writing by DRI, which approval shall not be unreasonably withheld, or, in the case of DRI, with respect to which DRI has consulted with CNG, neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole.

  Section VI.7 Indebtedness. Except as contemplated by this Agreement or disclosed in Section 6.7 of the DRI Disclosure Schedule or the CNG Disclosure Schedule and except as provided in the DRI Budget or the CNG Budget, as the case may be, neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) other than
(a) short-term indebtedness in the ordinary course of business consistent with past practice, (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, (c) additional indebtedness aggregating in any year not more than 110% of the amount provided therefor in the DRI Budget with respect to DRI and its subsidiaries or in the CNG Budget with respect to CNG and its subsidiaries, and
(d) in the case of CNG, as may be approved in writing by DRI, which approval shall not be unreasonably withheld, or, in the case of DRI, with respect to which DRI has consulted with CNG.

  Section VI.8 Capital Expenditures. Except as disclosed in Section 6.8 of the DRI Disclosure Schedule or the CNG Disclosure Schedule or as required by law, neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to, make any capital expenditures, other than (a) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (b) additional capital expenditures in any year of not more than 110% of the amount provided therefor in the DRI Budget for that year with respect to DRI and its subsidiaries and in the CNG Budget for that year with respect to CNG and its subsidiaries, and (c) in the case of CNG, as may be approved in writing by DRI, which approval shall not be unreasonably withheld, or, in the case of DRI, with respect to which DRI has consulted with CNG.

  Section VI.9 Compensation, Benefits. Except as disclosed in Section 6.9 of the CNG Disclosure Schedule or the CNG Budget, CNG shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except pursuant to binding legal commitments or as a result of normal collective bargaining processes, and except for normal (including incentive) increases, extensions, expansions, enhancements, amendments, replacements or adoptions in the ordinary course of business consistent with past practice that, in

 Annex A--Agreement and Plan of Merger

the aggregate, do not result in a material increase in benefits or compensation expense to such party and its subsidiaries taken as a whole or (ii) enter into or amend any employment, severance or special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer other than in the ordinary course of business consistent with past practice.

  Section VI.10 1935 Act. None of the parties hereto shall, nor shall any such party permit any of its Significant Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities that would cause a change in its status, or that of its Significant Subsidiaries, under the 1935 Act.

  Section VI.11 Accounting. Neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

  Section VI.12. [Intentionally Omitted].

  Section VI.13 Tax-Free Status. Neither DRI nor CNG shall, nor shall either permit any of its subsidiaries to, take any actions (including repurchasing numbers of shares of DRI Common Stock or CNG Common Stock from holders or former holders of CNG Common Stock) that would, or would be reasonably likely to, adversely affect the qualification of the Second Merger as a transaction described in Section 368(a)(1)(A) of the Code.

  Section VI.14 Discharge of Liabilities. Neither DRI nor CNG shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of judgments and settlements and the refinancing of existing indebtedness for borrowed money either at its stated maturity or at a lower cost of funds) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice or as disclosed in Section 6.7 of the DRI Disclosure Schedule or the CNG Disclosure Schedule.

  Section VI.15 Cooperation, Notification. Each of DRI and CNG shall: (a) confer on a regular and frequent basis with one or more representatives of the other to discuss the general status of its ongoing operations; (b) promptly notify the other of any significant changes in its business, properties, assets, condition (financial or other), prospects or results of operations; (c) advise the other of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a DRI Material Adverse Effect or a CNG Material Adverse Effect, as the case may be; and (d) promptly provide the other with copies of all filings made by it or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

  Section VI.16 Rate Matters. Other than currently pending rate filings, each of DRI and CNG shall, and shall cause its subsidiaries to, discuss with the other any changes in its or its subsidiaries' regulated rates or charges (other than fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and neither DRI nor CNG shall make any filing to change its rates on file with any state regulatory authority or the FERC that would have a material adverse effect on the benefits associated with the Mergers.

  Section VI.17 Third-Party Consents. DRI shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all DRI Required Consents. DRI shall promptly notify CNG of any failure or anticipated failure to obtain any such consents and, if requested by CNG, shall provide copies of all DRI Required Consents obtained by DRI to CNG. CNG shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all CNG Required Consents. CNG shall promptly notify DRI of any failure or anticipated failure to obtain any such consents and, if requested by DRI, shall provide copies of all CNG Required Consents obtained by CNG to DRI.

                                          Annex A--Agreement and Plan of Merger


  Section VI.18 No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

  Section VI.19 Tax-Exempt Status. No party hereto shall, nor shall any party permit any subsidiary to, take any action that would likely jeopardize the qualification of the outstanding revenue bonds issued for the benefit of DRI (or any subsidiary thereof) or for the benefit of CNG (or any subsidiary thereof) that qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under
Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

  Section VI.20 Transition Management. (a) DRI and CNG shall create a special transition management task force (the "Task Force") to be headed by Thomas E. Capps, Chairman and Chief Executive Officer of DRI, and in addition, to consist of two members nominated by CNG and two additional members nominated by DRI. The Task Force shall report its findings to the Board of Directors of each of DRI and CNG.

  (b) The functions of the Task Force shall include (i) serving as a conduit for the flow of information and documents between DRI and CNG as contemplated by Section 6.15, (ii) development of transition plans, corporate organizational and management plans, workforce combination proposals, and such other matters as may be appropriate and (iii) otherwise assisting DRI and CNG in making an orderly transition.

  Section VI.21 Insurance. Each of DRI and CNG shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective industries, taking into account, in the case of DRI, DRI's methods of generating electric power and fuel sources.

  Section VI.22 Permits. Each party shall, and shall cause its subsidiaries to, use commercially reasonable efforts to maintain in effect all existing Permits (as defined in Section 4.4) pursuant to which such party or such party's subsidiaries operate.

                                  ARTICLE VII

                             Additional Agreements

  Section VII.1 Access to Information. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment banker, financial advisor and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) a copy of each reasonably available report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, or any other federal or any state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. All documents and information furnished pursuant to this Section 7.1 shall be subject to the Confidentiality Agreement between the parties (the "Confidentiality Agreement"). The party requesting copies of any documents from any other party hereto shall be responsible for all out-of-pocket expenses incurred by the party to whom such request is made in complying with such request, including any cost of reproducing and delivering any required information.

  Section VII.2 Joint Proxy Statement and Registration Statement.

  (a) Preparation and Filing. As promptly as reasonably practicable after the date hereof, DRI shall, in consultation with CNG, prepare and file with the SEC an amendment to the Registration Statement and the

 Annex A--Agreement and Plan of Merger

Joint Proxy Statement/Prospectus (together the "Joint Proxy/Registration Statement"). DRI shall take such actions as may be reasonably required to cause the Registration Statement, as amended, to be declared effective under the Securities Act as promptly as practicable after such filing and shall also take such action as may be reasonably required to cause the shares of DRI Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws. Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement. No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Joint Proxy/Registration Statement. The parties shall take such actions as may be reasonably required to cause Joint Proxy/Registration Statement to comply as to form in all material respects with the Securities Act, the Exchange Act and the 1935 Act and the rules and regulations thereunder. DRI shall take such action as may be reasonably required to cause the shares of DRI Common Stock to be issued in the Mergers to be approved for listing on the NYSE and any other stock exchanges agreed to by the parties, each upon official notice of issuance.

  (b) Letter of DRI's Accountants. DRI shall use best efforts to cause to be delivered to DRI and CNG letters of Deloitte & Touche LLP, one dated a date within two (2) business days before the effective date of the Registration Statement and one dated the Closing Date, and addressed to DRI and CNG, in form and substance reasonably satisfactory to DRI and CNG and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

  (c) Letter of CNG's Accountants. CNG shall use best efforts to cause to be delivered to CNG and DRI letters of PricewaterhouseCoopers LLP, one dated a date within two (2) business days before the effective date of the Registration Statement and one dated the Closing Date, and addressed to CNG and DRI, in form and substance satisfactory to CNG and DRI and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

  Section VII.3 Regulatory Matters.

  (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by them or their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and shall respond promptly to any requests for additional information made by either of such agencies.

  (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the DRI Required Statutory Approvals and the CNG Required Statutory Approvals. CNG shall have the right to review and approve in advance all characterizations of the information relating to CNG, on the one hand, and DRI shall have the right to review and approve in advance all characterizations of the information relating to DRI, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Mergers, such approvals not to be unreasonably withheld. DRI and CNG shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities and shall keep each other informed of the status thereof.

  Section VII.4 Shareholder Approvals.

  (a) Approval of CNG Shareholders. CNG shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its

                                          Annex A--Agreement and Plan of Merger

shareholders (the "CNG Special Meeting") for the purpose of securing the CNG Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, (iii) recommend to its shareholders that they give the CNG Shareholders' Approval (provided that nothing contained in this Section 7.4 shall require the Board of Directors of CNG to take any action or refrain from taking any action that such Board determines in good faith and with the advice of counsel as set forth in a written, reasoned opinion would result in a breach of its fiduciary duties under applicable law), and (iv) cooperate and consult with DRI with respect to each of the foregoing matters.

  (b) Approval of DRI Shareholders. DRI shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "DRI Special Meeting") for the purpose of securing the DRI Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, (iii) recommend to its shareholders that they give the DRI Shareholders' Approval (provided that nothing contained in this Section 7.4 shall require the Board of Directors of DRI to take any action or refrain from taking any action that such Board determines in good faith and with the advice of counsel as set forth in a written, reasoned opinion would result in a breach of its fiduciary duties under applicable law), and (iv) cooperate and consult with CNG with respect to each of the foregoing matters.

  (c) Meeting Date. The DRI Special Meeting and the CNG Special Meeting shall be held on the same day unless otherwise agreed by DRI and CNG.

  Section VII.5 Directors' and Officers' Indemnification.

  (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, DRI shall, to the fullest extent provided by CNG prior to the Closing and not prohibited by applicable law, indemnify, defend and hold harmless the present and former directors, officers and management employees of CNG and its subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or (subject to the proviso of the next succeeding sentence) amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or management employee of CNG or any subsidiary thereof, whether pertaining to any matter existing or occurring at or prior to or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time and (ii) all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. In the event of any such loss, expense, claim, damage, cost, liability, judgment or settlement (whether or not arising before the Effective Time), (x) DRI shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to DRI, promptly after statements therefor are received, and otherwise advance to the Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case, to the extent not prohibited by the laws of the Commonwealth of Virginia, (y) DRI shall cooperate in the defense of any such matter and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards under applicable law or as set forth in DRI's articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to DRI and the Indemnified Party; provided, however, that DRI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel. In the event any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, DRI shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be

 Annex A--Agreement and Plan of Merger

entitled to the advancement of expenses to the full extent contemplated in this
Section 7.5(a) in connection with any such action.

  (b) Insurance. For a period of six (6) years after the Effective Time, DRI shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by CNG; provided that DRI may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to DRI not greater than 200% of the current annual premiums for the policies currently maintained by CNG for its directors' and officers' liability insurance; provided further, that if such insurance cannot be so maintained or obtained at such cost, DRI shall maintain or obtain as much of such insurance for CNG as can be so maintained or obtained at a cost equal to 200% of the respective current annual premiums of CNG for its directors' and officers' liability insurance and other indemnity agreements.

  (c) Successors. In the event DRI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of DRI shall assume the obligations set forth in this Section 7.5.

  (d) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of CNG and its subsidiaries with respect to their activities as such prior to or at the Effective Time, as provided in their respective articles of incorporation or bylaws or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Second Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.

  Section VII.6 Disclosure Schedules. On or before the date of this Agreement,
(i) CNG has delivered to DRI a schedule (the "CNG Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of CNG stating that the CNG Disclosure Schedule is being delivered pursuant to this
Section 7.6(i) and (ii) DRI has delivered to CNG a schedule (the "DRI Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of DRI stating that the DRI Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The CNG Disclosure Schedule and the DRI Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

  Section VII.7 Public Announcements. DRI and CNG shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, subject to each party's disclosure obligations imposed by law or any applicable national securities exchange, shall not issue any public announcement or statement prior to consultation with the other party.

  Section VII.8 Rule 145 Affiliates. Prior to the Closing Date, CNG shall identify in a letter to DRI all persons who are, at the Closing Date, "affiliates" of CNG, as such term is used in Rule 145 under the Securities Act. CNG shall use its best efforts to cause its affiliates to deliver to DRI on or prior to the Closing Date a written agreement in a form mutually agreeable to DRI and CNG.

  Section VII.9 Certain Employee Agreements. (a) Subject to Section 7.10, DRI and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of CNG that apply to any current or former employees or current or former directors of CNG; provided, however, that this undertaking is not intended to prevent DRI from enforcing such contracts, agreements, collective

                                          Annex A--Agreement and Plan of Merger

bargaining agreements and commitments in accordance with their terms or from exercising any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

  (b) Before undertaking any reductions in workforce following the Effective Time, DRI will consider whether such reductions have a disproportionate effect on employees of CNG and its subsidiaries in light of the circumstances and the objectives to be achieved and the needs of the combined businesses of DRI and CNG.

  (c) Subject to applicable law and obligations under applicable collective bargaining agreements, DRI shall maintain for a period of at least two (2) years after the Closing Date, without interruption, such employee compensation, welfare and benefit plans, programs, policies and fringe benefits as will, in the aggregate, provide benefits to the employees or former employees of CNG and its subsidiaries, respectively, who were employees immediately prior to the Closing Date that are no less favorable than those provided pursuant to such employee compensation, welfare and benefit plans, programs, policies and fringe benefits of CNG and its subsidiaries, as in effect on the Closing Date.

  Section VII.10 Incentive, Stock and Other Plans. With respect to each of CNG's 1991 Stock Incentive Plan, 1997 Stock Incentive Plan, 1995 Employee Stock Incentive Plan, Non-Employee Directors Restricted Stock Plan and Employee Stock Ownership Plan and each other employee benefit plan, program or arrangement under which the delivery of CNG Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan"), DRI and CNG shall use their respective best efforts to take such action as may be necessary so that, at the Effective Time of the Second Merger, all benefits, grants of awards and options are converted to the right to receive from DRI at the Effective Time cash equal to the "fair value" at the Effective Time of each such benefit, grant of award or option. The parties agree that "fair value" shall be determined in good faith by DRI and CNG using recognized option valuation. With respect to those individuals who subsequent to the Second Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, DRI shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 under the Exchange Act. DRI shall obtain any shareholder approvals that may be necessary for the deduction of any compensation payable under any Stock Plan or other compensation arrangement.

  Section VII.11 No Solicitations. No party hereto shall, and each such party shall cause its subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Each party shall notify the other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and shall give the other five (5) days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal. Notwithstanding anything in this Section 7.11 to the contrary, in the event of an unsolicited Takeover Proposal, unless the DRI Shareholders' Approval and the CNG Shareholders' Approval have both been obtained, DRI or CNG may participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person, if and to the extent that (A) the Board of Directors of such party has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making the Takeover Proposal will have adequate sources of financing to consummate the Takeover Proposal and that the Takeover Proposal is more favorable to such party's shareholders than the Mergers (in the case of DRI) and the Second Merger (in the case of CNG), (B) the Board of Directors of such party is advised in a written, reasoned opinion of outside counsel that a failure to do so would result in a breach of its fiduciary duties under applicable law and (C) such party has entered

 Annex A--Agreement and Plan of Merger

into a confidentiality agreement with the person or group making the Takeover Proposal containing terms and conditions no less favorable to such party than the Confidentiality Agreement. As used in this Section 7.11, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party or any of its material subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, any party or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

  Section VII.12 DRI Board of Directors. The DRI Board of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of DRI at the Effective Time to be seventeen persons, ten of whom shall be designated by DRI prior to the Effective Time and seven of whom shall be designated by CNG prior to the Effective Time, to be divided as equally as possible among classes of directors if, at the Effective Time, DRI has a staggered Board of Directors. The Board of Directors of DRI will have at least three committees consisting of an audit committee, an organization, compensation and nominating committee and a finance committee and such other committees as the Board of Directors of DRI may determine is appropriate under the circumstances. The finance committee will be chaired by a director nominated by CNG. In addition, CNG will have a proportionate number of representatives on each committee. Further, if the Closing Date occurs prior to August 1, 2000 and if George A. Davidson, Jr. is then Chairman of the CNG Board of Directors, he shall be Chairman of the DRI Board of Directors from the Closing Date to August 1, 2000 and Thomas E. Capps shall be Vice Chairman of the DRI Board of Directors. If George A. Davidson, Jr. does not become Chairman of the DRI Board of Directors pursuant to the preceding sentence, Thomas E. Capps shall continue as Chairman of the DRI Board of Directors. If George A. Davidson, Jr. becomes Chairman of the DRI Board of Directors, Thomas E. Capps shall reassume his position as Chairman of the DRI Board of Directors upon the earlier of George A. Davidson, Jr.'s retirement or August 1, 2000.

  Section VII.13 Corporate Offices. Following the Effective Time, DRI shall maintain its corporate offices in Richmond, Virginia but shall continue to maintain a significant operating office in Pittsburgh, Pennsylvania.

  Section VII.14 Expenses. Subject to Section 7.1 and Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by DRI, on the one hand, and CNG, on the other hand. In addition, prior to the Effective Time, CNG may establish an escrow account and pay into such account cash in an amount sufficient to permit payment from such escrow account of any and all real estate transfer taxes that may be due from CNG or its shareholders in connection with the transactions contemplated by this Agreement.

  Section VII.15 Community Support. DRI acknowledges that after the Effective Time, it intends to provide charitable contributions and community support within the service areas of the parties and their respective subsidiaries at levels consistent with past practice.

  Section VII.16 Further Assurances.

  (a) Each of CNG and DRI shall, and shall cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by the other in order to consummate the Mergers and other transactions contemplated by this Agreement, and to use its best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby (subject to the votes of its shareholders described in Sections 4.10 and 5.10, respectively), including fully cooperating with the other in obtaining the CNG Required Statutory Approvals, the DRI Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

  (b) CNG and DRI shall be responsible for the taking of any action necessary or advisable to obtain the CNG Required Statutory Approvals and to obtain the DRI Required Statutory Approvals, respectively. CNG

                                          Annex A--Agreement and Plan of Merger

and DRI agree to cooperate in obtaining the necessary approvals from the NRC, the FERC and the SEC under the 1935 Act, the Securities Act and the Exchange Act and from the applicable state authorities. CNG and DRI shall each provide the other with copies of any filings made with any Governmental Authorities in connection with the foregoing.

                                  ARTICLE VIII

                                   Conditions

  Section VIII.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5:

    (a) Shareholder Approvals. The CNG Shareholders' Approval and the DRI Shareholders' Approval shall have been obtained.

    (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

    (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

    (d) Listing of Shares. The shares of DRI Common Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (e) Statutory Approvals. The DRI Required Statutory Approvals and the CNG Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of DRI and CNG and their subsidiaries on a consolidated basis as if the Second Merger had been consummated (but without giving effect to the impact of such material adverse effect). A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

  Section VIII.2 Conditions to Obligation of CNG to Effect the Second Merger. The obligation of CNG to effect the Second Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by CNG in writing pursuant to Section 9.5:

    (a) Performance of Obligations of DRI. DRI shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

    (b) Representations and Warranties. The representations and warranties of DRI set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement, except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representation or warranties) which, individually or in the aggregate, would not be reasonably likely to result in a DRI Material Adverse Effect.

 Annex A--Agreement and Plan of Merger


    (c) Closing Certificates. CNG shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of DRI, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

    (d) DRI Material Adverse Effect. No DRI Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a DRI Material Adverse Effect.

    (e) Tax Opinion. CNG shall have received an opinion of counsel, in form and substance satisfactory to CNG, dated the Closing Date, which opinion may be based on appropriate representations of DRI and CNG that are in form and substance reasonably satisfactory to such counsel, to the effect that the Second Merger will be treated as a transaction described in Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of CNG who exchange CNG Common Stock solely for DRI Common Stock pursuant to the Second Merger (except with respect to cash received in lieu of fractional shares).

    (f) DRI Required Consents. The DRI Required Consents shall have been obtained.

  Section VIII.3 Conditions to Obligation of DRI to Effect the Mergers. The obligation of DRI to effect the Mergers shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by DRI in writing pursuant to Section 9.5:

    (a) Performance of Obligations of CNG. CNG shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

    (b) Representations and Warranties. The representations and warranties of CNG set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement, except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations or warranties) which, individually or in the aggregate, would not be reasonably likely to result in a CNG Material Adverse Effect.

    (c) Closing Certificates. DRI shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of CNG, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

    (d) CNG Material Adverse Effect. No CNG Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a CNG Material Adverse Effect.

    (e) Tax Opinion. DRI shall have received an opinion of counsel, in form and substance satisfactory to DRI, dated the Closing Date, which opinion may be based on appropriate representations of DRI and CNG that are in form and substance reasonably satisfactory to such counsel, to the effect that the Second Merger will be treated as a transaction described in Section 368(a) of the Code.

    (f) CNG Required Consents. The CNG Required Consents shall have been obtained.

                                   ARTICLE IX

                       Termination, Amendment and Waiver

  Section IX.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

    (a) by mutual written consent of the Boards of Directors of DRI and CNG;

                                          Annex A--Agreement and Plan of Merger

    (b) by DRI or CNG, by written notice to the other, if the Effective Time shall not have occurred on or before January 31, 2000; provided, however, that such date shall automatically be extended to July 31, 2000 if, on January 31, 2000: (i) the condition set forth in Section 8.1(e) has not been satisfied or waived; (ii) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and (iii) any approvals required by Section 8.1(e) that have not yet been obtained are being pursued with diligence; provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

    (c) by DRI or CNG, by written notice to the other party, if the DRI Shareholders' Approval shall not have been obtained at a duly held DRI Special Meeting, including any adjournments thereof, or the CNG
  Shareholders' Approval shall not have been obtained at a duly held CNG Special Meeting, including any adjournments thereof;

    (d) by DRI or CNG, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written, reasoned opinion of outside counsel for such party, of prohibiting the Mergers or causing a DRI Material Adverse Effect or CNG Material Adverse Effect, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Mergers or causing a DRI Material Adverse Effect or CNG Material Adverse Effect, and such order, judgment or decree shall have become final and nonappealable;

    (e) by CNG, upon two (2) days' prior notice to DRI, if, as a result of a tender offer by a party other than DRI or any of its affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than DRI or any of its affiliates, the Board of Directors of CNG determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i)
  (A) the Board of Directors of CNG has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group proposing the Business Combination will have adequate sources of financing to consummate the Business Combination and that the Business Combination is more favorable to CNG's shareholders than the Second Merger and (B) the Board of Directors of CNG shall have been advised in a written, reasoned opinion by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by DRI in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal and (ii) prior to any such termination, CNG shall, and shall cause its respective financial and legal advisors to, negotiate with DRI to make such adjustments in the terms and conditions of this Agreement as would enable CNG to proceed with the transactions contemplated herein; provided further, that DRI and CNG acknowledge and affirm that, notwithstanding anything in this Section 9.1(e) to the contrary, DRI and CNG intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that DRI and CNG expect to derive from the Second Merger and other transactions contemplated hereby;

    (f) by DRI, upon two (2) days' prior notice to CNG, if, as a result of a tender offer by a party other than CNG or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than CNG or any of its affiliates, the Board of Directors of DRI determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) (A) the Board of Directors of DRI has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group proposing the Business Combination will have adequate sources of financing to consummate the Business Combination and that the Business Combination is more favorable to DRI's shareholders than the Mergers

 Annex A--Agreement and Plan of Merger

  and (B) the Board of Directors of DRI shall have been advised in a written, reasoned opinion by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by CNG in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal and (ii) prior to any such termination, DRI shall, and shall cause its respective financial and legal advisors to, negotiate with CNG to make such adjustments in the terms and conditions of this Agreement as would enable DRI to proceed with the transactions contemplated herein; provided further, that DRI and CNG acknowledge and affirm that, notwithstanding anything in this Section 9.1(f) to the contrary, DRI and CNG intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that DRI and CNG expect to derive from the Mergers and other transactions contemplated hereby;

    (g) by CNG, by written notice to DRI, if (i) there exist breaches of the representations and warranties of DRI made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a DRI Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by DRI of notice in writing from CNG, specifying the nature of such breaches and requesting that they be remedied, (ii) DRI (and/or its appropriate subsidiaries) shall not have in all material respects performed and complied with its agreements and covenants contained in Section 6.2 (Dividends), Section 6.3 (Issuance of Securities) and Section 6.7 (Indebtedness) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder and such failure to perform or comply with shall not have been remedied within twenty (20) days after receipt by DRI of a notice in writing from CNG, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of DRI or any committee thereof (A) shall withdraw or modify in any manner adverse to CNG its approval or recommendation of this Agreement or the Mergers, (B) shall fail to reaffirm such approval or recommendation upon CNG's request, (C) shall approve or recommend any acquisition of DRI or a material portion of DRI's assets or any tender offer for shares of capital stock of DRI, in each case, by a party other than CNG or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

    (h) by DRI, by written notice to CNG, if (i) there exist breaches of the representations and warranties of CNG made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a CNG Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by CNG of notice in writing from DRI, specifying the nature of such breaches and requesting that they be remedied, (ii) CNG (and/or its appropriate subsidiaries) shall not have in all material respects performed and complied with its agreements and covenants contained in Section 6.2 (Dividends), Section 6.3 (Issuance of Securities) and Section 6.7 (Indebtedness) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder and such failure to perform or comply with shall not have been remedied within twenty (20) days after receipt by CNG of a notice in writing from DRI, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of CNG or any committee thereof (A) shall withdraw or modify in any manner adverse to DRI its approval or recommendation of this Agreement or the Second Merger, (B) shall fail to reaffirm such approval or recommendation upon DRI's request, (C) shall approve or recommend any acquisition of CNG or a material portion of CNG's assets or any tender offer for shares of capital stock of CNG, in each case, by a party other than DRI or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

  Section IX.2 Effect of Termination. In the event of termination of this Agreement by either DRI or CNG pursuant to Section 9.1, there shall be no liability on the part of either DRI or CNG or their respective officers or directors hereunder, except that Section 7.14 and Section 9.3 and the agreement contained in the second to the last sentence of Section 7.1 shall survive any such termination.

                                          Annex A--Agreement and Plan of Merger


  Section IX.3 Termination Fee; Expenses.

  (a) Expenses Payable upon Breach. If this Agreement is terminated pursuant to one (but not both) of Section 9.1(g)(i) or (ii) or Section 9.1(h)(i) or (ii), then (i) the breaching party (the "Nonterminating Party") shall promptly (but not later than five business days after receipt of notice of the amount due from the other party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by such terminating party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Mergers or the transactions contemplated by this Agreement) not to exceed $25 million in the aggregate ("Out-of-Pocket Expenses"); provided, however, that, if this Agreement is terminated by a party as a result of a willful breach or failure to perform or comply with agreements and covenants by the Nonterminating Party, the Nonterminating Party shall in addition to the other parties' Out-of-Pocket Expenses, be liable to the other party for such party's actual damages as a result of such breach.

  (b) Termination Fee Payable upon Acceptance of a Proposal. If this Agreement is terminated pursuant to one of Section 9.1(e) or Section 9.1(f) but not the other on the basis of a good faith determination made as provided in such
Section 9.1(e) or Section 9.1(f) that the fiduciary obligations of the directors of the terminating party under applicable law require acceptance of a tender offer or other written offer or proposal with respect to a Business Combination and such terminating party (or an affiliate thereof) enters into an agreement (whether or not such agreement is embodied in a definitive manner) to consummate a Business Combination with a third party within two (2) years of such termination, then the terminating party shall promptly (but not later than five (5) business days after receipt of notice of the amount due from the other party), but prior to entering into such agreement with the third party, pay to the other party an amount equal to Out-of-Pocket Expenses plus $200 million.

  (c) Termination Fee In Certain Other Events. If this Agreement is terminated
(i) pursuant to Section 9.1(g)(iii) or Section 9.1(h)(iii), or (ii)(x) pursuant to Section 9.1(b), (y) following a failure of the shareholders of CNG or DRI to grant the necessary approvals described in Section 4.10 or Section 5.10, as the case may be (a "Shareholder Disapproval"), or (z) as a result of a material breach of Section 7.4, and in the case of a termination pursuant to clause (ii) hereof, at the time of such termination (or, in the case of any termination following a Shareholder Disapproval, prior to the shareholder meeting at which such Shareholder Disapproval occurred), there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, CNG or DRI (as the case may be, the "Target Party") or the affiliates thereof which, at the time of such termination (or of the meeting of the Target Party's shareholders, as the case may be) shall not have been (A) rejected by the Target Party and its Board of Directors and (B) withdrawn by the third party, then promptly (but not later than five business days after receipt of notice of the amount due from the other party) after the termination of this Agreement (1) if DRI is the Target Party or the termination is pursuant to Section 9(g)(iii), DRI shall pay to CNG a termination fee equal to $200 million plus Out-of-Pocket Expenses and (2) if CNG is the Target Party or the termination is pursuant to Section 9(h)(iii), CNG shall pay to DRI a termination fee equal to $200 million plus Out-of-Pocket Expenses; provided, however, that no such amounts shall be payable if and to the extent the party to make such payment shall have paid such amounts pursuant to Section 9.3(a) or
Section 9.3(b). Notwithstanding any of the foregoing, the $200 million termination fee plus Out-of-Pocket Expenses shall not be payable by DRI or CNG in the event that this Agreement is terminated pursuant to Section 9.1(c) following a Shareholder Disapproval on the part of the DRI or CNG stockholders, as the case may be, even if at the time of such termination there was a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving the applicable Target Party, unless the Board of Directors of the applicable Target Party (i) withdraws, amends or otherwise modifies in any manner adverse to DRI or CNG, as the case may be, its approval or recommendation of this Agreement or the Mergers, (ii) fails to reaffirm its approval or recommendation with respect to this Agreement or the Mergers upon the request of DRI or CNG, as the case may be, (iii) approves or recommends any acquisition of the Target Party or a material portion of the Target Party's assets or any tender offer for shares of capital stock of the Target Party, in each case, by a party other than DRI or CNG, as the case may be, or (iv) resolves to take any of the actions specified in clause (i), (ii) or (iii); provided, that the $200 million termination fee plus Out-of-Pocket Expenses shall be payable by DRI or CNG, as the case may be, whether or

 Annex A--Agreement and Plan of Merger

not the Target Party takes any of the actions set forth in clauses (i), (ii) or
(iii), if the applicable Target Party enters into an agreement (whether or not such agreement is embodied in a definitive manner) to consummate a Business Combination or effects a Business Combination with a third party within two (2) years of such termination pursuant to Section 9.1(c). The parties acknowledge and agree that for purposes of the foregoing sentence, "Business Combination" shall mean with respect to DRI or CNG, as the case may be, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any person or entity shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of such party and its Subsidiaries, taken as whole, in a single transaction or a series of related transactions (other than a pro rata spin-off to such party's stockholders), or (iii) the acquisition, directly or indirectly, by any person or entity of beneficial ownership of 40% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise.

  (d) Expenses. The parties agree that the agreements contained in this Section
9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fees due hereunder, such defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citigroup, N.A. in effect from time to time from the date such fee was required to be paid.

  Section IX.4 Amendment. This Agreement may be amended by the parties hereto pursuant to action of the respective Boards of Directors of each of DRI and CNG, at any time before or after approval hereof by the shareholders of DRI and CNG and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the exchange and/or conversion under Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of CNG Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of DRI and/or CNG, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section IX.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of each party.

                                   ARTICLE X

                               General Provisions

  Section X.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Mergers, except the covenants and agreements contained in this Section 10.1 and in Article II (Treatment of Shares), the second to the last sentence of Section 7.1 (Access to Information), Section 7.5 (Directors' and Officers' Indemnification), Section
7.9 (Certain Employee Agreements), Section 7.10 (Incentive, Stock and Other Plans), Section 7.12 (DRI Board of Directors), Section 7.13 (Corporate Offices), Section 7.14 (Expenses), Section 7.15 (Community Support) and Section
10.7 (Parties in Interest), each of which shall survive in accordance with its terms.

                                          Annex A--Agreement and Plan of Merger


  Section X.2 Brokers. DRI represents and warrants that, except for Lehman Brothers Inc.and Morgan Stanley Dean Witter, its investment banking firms, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DRI. CNG represents and warrants that, except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CNG.

  Section X.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

  (i) If to CNG, to:

    Stephen E. Williams
    Senior Vice President and General Counsel
    Consolidated Natural Gas Company
    CNG Tower
    625 Liberty Avenue
    Pittsburgh, Pennsylvania 15222
    Fax: (412) 690-7633

    with a copy to:

    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    Attn: Gary W. Wolf
    Fax: (212) 269-5420

  (ii) If to DRI, to:

    James F. Stutts
    Vice President and General Counsel
    Dominion Resources, Inc.
    120 Tredegar STreet
    Richmond, Virginia 23219
    Fax: (804) 819-2233

    with a copy to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Attn: Richard I. Beattie
    Fax: (212) 455-2502

    and

    McGuire, Woods, Battle & Booth LLP
    901 East Cary Street
    Richmond, Virginia 23219
    Attn: Robert L. Burrus
    Fax: (804) 698-2170

 Annex A--Agreement and Plan of Merger


  Section X.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; and (b) shall not be assigned by operation of law or otherwise. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

  Section X.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

  Section X.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section X.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5 (Directors' and Officers' Indemnification), nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section X.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section X.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                                          Annex A--Agreement and Plan of Merger


  IN WITNESS WHEREOF, DRI and CNG have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                          DOMINION RESOURCES, INC.

                                                   /s/ Thos. E. Capps
                                          By: _________________________________
                                             Name:Thos. E. Capps
                                             Title:Chairman and Chief
                                             Executive Officer

                                          CONSOLIDATED NATURAL GAS COMPANY

                                               /s/ George A. Davidson, Jr.
                                          By: _________________________________
                                             Name:George A. Davidson, Jr.
                                             Title:Chairman and Chief
                                             Executive Officer